Exhibit 16.1
May 4, 2009
Securities and Exchange Commission
Washington, D.C. 20549
Commissioners:
We have read Majesco Entertainment Company’s statements included under Item 4.01 of its Form 8-K, dated April 30, 2009, which we understand will be filed on May 6, 2009 and we agree with such statements contained in paragraphs 1 to 3 concerning our firm. We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K.
McGladrey & Pullen, LLP
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